CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated August 26, 2011, relating to the financial statements and financial highlights which appears in the June 30, 2011 Annual Report to Shareholders of Nuveen Growth Allocation Fund, Nuveen Moderate Allocation Fund, and Nuveen Conservative Allocation Fund (each a series of the Nuveen Investment Trust), which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading “Service Providers” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

October 19, 2011